EXHIBIT 4.37

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES
EXCHANGE ACT OF 1934
As of September 30, 2020, Beazer Homes USA, Inc. (the “Company,” “us,” “we,” or “our”) had one class of securities, our common stock, par value $0.001 per share, registered under Section 12 of the Securities Exchange Act of 1934, as amended. Our common stock is listed on the New York Stock Exchange under the symbol “BZH.”
The following summary does not purport to be complete and is subject to and qualified in its entirety by reference to the General Corporation Law of the State of Delaware (the “DGCL”), our Amended and Restated Certificate of Incorporation (“Charter”) and our Fourth Amended and Restated Bylaws (“Bylaws”), as each may be amended from time to time.
Common Stock
General. Our Charter authorizes the issuance of 63,000,000 shares of our common stock, par value $0.001 per share. As of November 9, 2020, there were 31,012,826 shares of our common stock issued and outstanding.
Voting rights. Holders of shares of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Except as otherwise provided in our Charter or as required by law, our common stock is the only capital stock entitled to vote in the election of directors. Our common stock does not have cumulative voting rights.
Dividend rights. Holders of our common stock are entitled to receive dividends and distributions lawfully declared by our board of directors. If we liquidate, dissolve, or wind up our business, whether voluntarily or involuntarily, holders of our common stock will be entitled to receive any assets available for distribution to our stockholders after we have paid or set apart for payment the amounts necessary to satisfy any preferential or participating rights to which the holders of any outstanding series of preferred stock are entitled by the express terms of such series of preferred stock.
Other matters. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors, the holders of shares of our common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of shares of our common stock do not have preemptive, subscription, redemption, or conversion rights, no redemption or sinking fund provisions are applicable to our common stock. All outstanding shares of common stock are fully paid and nonassessable. We may issue additional shares of our authorized but unissued common stock as approved by our board of directors from time to time.
Our Charter authorizes the issuance of 5,000,000 shares of preferred stock, $0.01 par value. The rights and privileges of holders of our common stock are subject to any preferred stock that we may issue in the future.
Anti-Takeover Provisions
Our Charter and Bylaws, as well as the DGCL, contain provisions that may delay, defer, or discourage another party from acquiring control of us. These provisions, which are summarized below, may discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.
Section 203 of the DGCL. We are subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.
Protective Amendment and Section 382 Rights Agreement. In February 2011, our stockholders approved an amendment to our certificate of incorporation (the “Protective Amendment”) designed to preserve the value of certain tax assets associated with net operating loss (“NOL”) carryforwards under Section 382. In February 2013, our stockholders approved an extension of the term of the Protective Amendment and approved a Section 382 Rights Agreement that was adopted by our board of directors.

These instruments are intended to act as deterrents to any person or group, together with their affiliates and associates, from being or becoming the beneficial owner of 4.95% or more of our common stock. In February 2016, our stockholders approved an extension of the Protective Amendment to November 12, 2019 and approved a new Section 382 Rights Agreement adopted by our board of directors with an expiration date of November 14, 2019. In February 2019, our stockholders approved an extension of the Protective Amendment to November 12, 2022 and approved a new Section 382 Rights Agreement adopted by our board of directors with an expiration date of November 14, 2022.
Our board of directors has adopted a Rights Agreement pursuant to which holders of our common stock will be entitled to purchase from us one one-thousandth of a share of our Series A Junior Participating Preferred Stock if any Acquiring Person (as defined in the Rights Agreement) acquires beneficial ownership of 4.95% or more of our common stock or if a tender offer or exchange offer is commenced that would result in a person or group acquiring beneficial ownership of 4.95% or more of our common stock. The exercise price per right is $50, subject to adjustment. These provisions of the Rights Agreement could have certain anti-takeover effects because the rights provided to holders of our common stock under the Rights Agreement will cause substantial dilution to a person or group that acquires our common stock or engages in other specified events without the rights under the agreement having been redeemed or in the event of an exchange of the rights for common stock as permitted in the agreement.
Authorized but Unissued Shares. The authorized but unissued shares of our common stock and our preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the New York Stock Exchange. These additional shares may be used for a variety of corporate finance transactions, acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger, or otherwise.
Special Meetings of Stockholders. Our Bylaws also provide that, except as otherwise required by law, special meetings of the stockholders may only be called by our board of directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations. In addition, our Bylaws contain provisions requiring that advance notice be delivered to us of any business to be brought by a stockholder before an annual meeting of stockholders and providing for certain procedures to be followed by stockholders in nominating persons for election to our board of directors. Generally, such advance notice provisions provide that the stockholder must give written notice to our Secretary not less than 120 days nor more than 150 days prior to the first anniversary of the date of our notice of annual meeting for the preceding year’s annual meeting; provided, however, that in the event that the date of the meeting is changed by more than 30 days from the anniversary date of the preceding year’s annual meeting, notice by the stockholder to be timely must be received no later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure was made. The notice must set forth specific information regarding such stockholder and such business or director nominee, as described in our Bylaws. Such requirement is in addition to those set forth in the regulations adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934.
Limitations on Liability and Indemnification of Officers and Directors
Our Charter and Bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. In addition, as permitted by Delaware law, our Charter includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of these provisions is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director, except that a director will be personally liable for:
•any breach of his duty of loyalty to us or our stockholders;
•acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•any transaction from which the director derived an improper personal benefit; or
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL.
These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.
Listing
Our common stock is listed on the New York Stock Exchange under the symbol “BZH.”

Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.